Exhibit 10.4

Trading Advisory Agreement

between

Winton Capital Management Limited

as the Trading Advisor;

and Sydling Futures Management LLC

as the Manager;

and Sydling WNT Master Fund LLC

as the Master Fund.

THIS TRADING ADVISORY AGREEMENT (“AGREEMENT”) is dated as of December 5, 2012 and made

BETWEEN:

(1)                                 WINTON CAPITAL MANAGEMENT LIMITED, (the “Trading Advisor”), a limited liability company incorporated in England and Wales and whose registered office is at 16 Old Bailey, London, EC4M 7EG, England and whose principal place of business is at 1-5 St. Mary Abbot’s Place, London W8 6LS, England;

(2)                                 SYDLING FUTURES MANAGEMENT LLC, (“Sydling” or the “Manager”), a Delaware Limited Liability Company whose registered address is 1285 Avenue of the Americas, 13th Floor, New York, New York 10019; and

(3)                                 SYDLING WNT MASTER FUND LLC, (the “Master Fund”), a Delaware Limited Liability Company whose registered address is 1285 Avenue of the Americas, 13th Floor, New York, New York 10019.

Background:

(A)                              The Master Fund has been formed to serve as a master fund solely for the Cavendish Futures Fund LLC (the “Feeder Fund”)  and to facilitate investments made by the Trading Advisor for the Account (as defined below);

(B)                             Sydling serves as the commodity pool operator and trading manager of the Master Fund and the Feeder Fund and provides certain administrative and other services to the Master Fund and the Feeder Fund; and

(C)                              The Master Fund wishes to appoint the Trading Advisor to provide the Master Fund with trading advisory services on the terms set out in this Agreement which appointment the Trading Advisor wishes to accept.

THE PARTIES AGREE THAT:

1.                                     Interpretation

1.1                              In this Agreement, unless the context otherwise requires, the following words have the following meanings:

“Account” means the trading account opened in the name of the Master Fund with the Clearing Broker to be traded by the Trading Advisor in accordance with this Agreement.

“Administrator” means BNY Investment Servicing (US) Inc. or such other person for the time being appointed by the Master Fund and the Feeder Fund who will act as administrator to the Master Fund and the Feeder Fund.

“Act” means the Financial Services and Markets Act 2000 of the United Kingdom.

“Associate” in relation to a person means a parent undertaking or subsidiary undertaking of that person (both as defined in Section 1162 of the Companies Act 2006), or a parent undertaking of a subsidiary undertaking of that person, or a subsidiary undertaking of a parent undertaking of that person.

“Authorised Officer” means any person from time to time designated by the Master Fund or the Manager as authorised to instruct the Trading Advisor.

“Business Day” means any weekday (Monday to Friday) that is not a public holiday in United Kingdom or the United States.

“Clearing Broker” means UBS Securities LLC or such other person for the time being appointed by the Master Fund as its clearing broker.

“CFTC” means the Commodity Futures Trading Commission of the United States.

“Disclosure Document” means the Trading Advisor’s most recent NFA Disclosure Document filed and accepted by NFA (as provided to the Master Fund and the Manager from time to time).

“Executing Broker” means a broker, dealer, futures commission merchant, clearing broker or other entity selected by the Trading Advisor to provide execution services other than clearing services performed by the Clearing Broker.

“Execution Factors” has the meaning given to it in the FSA Rules.

“First Notice Date” means the first day on which notice of intent to deliver a commodity in fulfilment of an expiring contract can be given to the relevant clearinghouse by a seller and assigned by the clearinghouse to a buyer, as defined by the relevant Recognised Exchange.

“Form ADV” means the Trading Advisor’s latest Form ADV as filed with the SEC (as provided to the Master Fund and the Manager from time to time) and made available to the public at www.adviserinfo.sec.gov.

“FSA” means the Financial Services Authority of the United Kingdom and/or any successor body carrying out all or any part of the functions thereof applicable to the Trading Advisor and/or the business of the Trading Advisor.

“FSA Rules” means the rules, guidance, principles and codes comprised in the Handbook of Rules and Guidance issued by the FSA.

“Instruments” means futures, options on futures, forwards, non-deliverable forwards, foreign exchange spot trades and other financial instruments that the Trading Advisor may trade as described in the Disclosure Document.

“Last Trading Date” means the final day that a futures contract may trade or be closed out before delivery of the underlying asset or cash settlement must occur.

“MTF” means Multilateral Trading Facility and has the meaning given to it in the FSA Rules.

“NFA” means the National Futures Association, a self-regulatory organisation in the futures industry designated by the CFTC.

“Recognised Exchange” any exchange (which is an exchange within the meaning of the law of the jurisdiction concerned relating to exchanges) or any regulated market in each case in the United States of America, member states of the European Union or the Organisation for Economic Co-operation and Development or any other regulated exchange or market.

“Regulated Market” has the meaning given to it in the FSA Rules.

“Regulatory System” has the meaning given to it in the FSA Rules.

“SEC” means the Securities and Exchange Commission of the United States.

“Start Date” means the date on which the Trading Advisor commences trading the Account as agreed between the parties under this Agreement and the date on which fees set forth in Clause 10 will begin to accrue

“Trading Level” means the nominal US Dollar amount upon which the Trading Advisor will determine the number of Instruments to be traded in the Account as instructed by the Master Fund or Manager and adjusted from time to time in accordance with Clause 4.

“Trading Restrictions” means the trading restrictions described in Schedule 1 as may be amended by the written agreement of the parties from time to time.

“Trading Strategy” means the trading objective and trading strategy described in Schedule 1 as may be amended by the written agreement of the parties from time to time.

1.2                              References to statutory provisions, regulations, notices or the FSA Rules shall include those provisions, regulations, notices or FSA Rules as amended, extended, consolidated, substituted, re-issued or re-enacted from time to time.

1.3                              References to Clauses are to clauses of this Agreement and headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.4                              The Schedules to this Agreement form part of it.

2.                                     Regulatory Status

2.1                              The Trading Advisor is authorised and regulated by the FSA.  The Trading Advisor is also registered (A) with the CFTC as a commodity trading advisor and commodity pool operator and is a member of the NFA; and (B) with the SEC as an investment adviser.

2.2                              The Trading Advisor has categorised the Master Fund as a Professional Client (as defined in FSA Rule 3.5.1R) and the Master Fund agrees to this categorisation.  Accordingly, the Trading Advisor will provide its services hereunder on that basis.

3.                                     Appointment of the Trading Advisor

3.1                              The Master Fund appoints the Trading Advisor to trade the Account from the Start Date until termination of this Agreement in accordance with Clause 12 and the Trading Advisor accepts such appointment.

3.2                              This Agreement will come into force upon its due execution by the parties with effect from the date written at the head of page 1.

3.3                              Except as expressly provided in Clause 5 or as the Trading Advisor may be otherwise authorised in writing by the Master Fund, the Trading Advisor shall have no authority to act for or represent the Master Fund and the Trading Advisor shall not be deemed an agent of the Master Fund or the Manager.

3.4                              The Trading Advisor shall not delegate any of its duties and obligations contained in this Agreement to any other party without the express prior written consent of the Master Fund save for the delegation of some of the Trading Advisor’s trading execution responsibilities to an affiliate, Winton Capital Asia Limited, a wholly owned subsidiary of the Trading Advisor, based in Hong Kong (the “Delegate”).  The Trading Advisor shall be liable for any acts and omissions by the Delegate in connection with this Agreement.

4.                                     Trading Level

4.1                              The Trading Level as at the Start Date shall be the US Dollar amount notified by the Manager via email to fundflows@wintoncapital.com to be received no later than midday on the second Business Day prior to the Start Date.  In setting the Trading Level, the Manager intends to utilise a leverage factor not in excess of 150 per cent of the net asset value of the Account (the “Leverage Factor”), and it agrees not to increase the Leverage Factor without the express written consent of the Trading Advisor, which consent may be withheld in the Trading Advisor’s sole discretion.

4.2                              Unless otherwise instructed by the Manager, as of the last Business Day of each month (the “PnL Adjustment Date”) the Trading Advisor will estimate the realised and unrealised profit and loss on the Account since the previous PnL Adjustment Date and will adjust the Trading Level accordingly.

4.3                              The Manager may amend the Trading Level as of any Business Day (an “Adjustment Date”) by sending an email to fundflows@wintoncapital.com to be received no later than midday London time on the second Business Day prior to the Adjustment Date.  Notwithstanding anything to the contrary in the immediate preceding sentence, the Trading Level will be confirmed by the Manager as of the first day of each month (the “Confirmation Date”), by the Manager sending an email to fundflows@wintoncapital.com to be received no later than midday London time on the second Business Day prior to the Confirmation Date.

4.4                              If the Trading Advisor does not receive any email in accordance with Clause 4.3, the Trading Level will remain unchanged regardless of any change in the level of actual funds deposited with the Clearing Broker or committed funds that are deposited with any other Master Fund counterparty.

4.5                              The Master Fund and the Manager acknowledge that any change in the Trading Level may result in margin calls by the Clearing Broker and agree that the Master Fund shall be solely responsible for meeting any such margin calls.

4.6                              The Master Fund and the Manager acknowledge that, subject to the Trading Advisor’s duty of best execution and fiduciary obligations to the Master Fund as a commodity trading advisor:

(A)           the Account may not gain full exposure to the Trading Level on the Start Date;

(B)           an amendment in the Trading Level may not be effected by the Trading Advisor on the Adjustment Date;

(C)           the Trading Advisor acting in good faith and in a commercially reasonable manner may reject an increase in the Trading Level upon prior notice to the Manager; and

(D)           the Trading Advisor acting in good faith in a commercially reasonable manner, and upon notice to the Manager, may delay a decrease in the Trading Level to a date other than the Adjustment Date under certain circumstances, including, but not limited to, ensuring that any such transactions do not in the opinion of the Trading Advisor (i) adversely affect or impact the markets or (ii) otherwise prejudice the interests of all accounts advised by the Trading Advisor.  For the avoidance of doubt, the Master Fund and the Manager confirm and agree that they shall not instruct the Clearing Broker to effect a liquidation of all or a portion of the Account without the express written consent of the Trading Advisor, if practicable, such consent not to be unreasonably withheld (“Liquidation Event Notice”).  Notwithstanding this Clause 4.6, the Trading Advisor will use its best efforts to effect a reduction in the Trading Level by the Manager promptly under Clause 4.3 to satisfy margin calls or comply with regulatory restrictions imposed on the Master Fund.

5.                                     Duties of the Trading Advisor

5.1                              The Trading Advisor will trade the Account at the Trading Level in accordance with the Trading Strategy and subject to the Trading Restrictions.  The Trading Advisor shall have complete discretion over the Account and as the agent of the Master Fund to trade in Instruments and otherwise act as the Trading Advisor judges appropriate.  In fulfilling its duties hereunder, the Trading Advisor shall comply with (A) all governmental, regulatory and self-regulatory organization laws, rules and regulations applicable to the Trading Advisor, including, if applicable, the Commodity Exchange Act, as amended (the “CE Act”), and the rules and regulations promulgated by the CFTC thereunder; and (B) applicable rules and regulations of any relevant market or exchange in which it trades the Account.

5.2                              The Master Fund and the Manager acknowledge and agree that the Trading Advisor shall not be responsible for the (A) management of any cash, (B) financial leverage arrangements and/or any structured transactions linked to the Account, or (C) currency hedging by or on behalf of the Master Fund.

5.3                              Save as set out in the Trading Restrictions, the Master Fund and the Manager each confirm that the Master Fund’s and the Feeder Fund’s investment objectives do not include:

(A)           any limits or restrictions on the length of time for which it wishes to hold any particular Investment;

(B)           any preferences regarding risk taking;

(C)           any particular risk profile; or

(D)           any particular purpose for its investment activities.

5.4                              The Trading Restrictions shall not be deemed to have been breached as a result of any appreciation or depreciation in value caused by a price move or, where any Instrument is held in a currency other than US dollars, an adverse change in exchange rates.  If any such Trading Restrictions are exceeded as a result of such events as described in the immediately preceding sentence or are otherwise breached (the “Trading Restriction Breach”), the Trading Advisor shall:

(A)           so notify the Master Fund and the Manager as soon as practicable as to the Trading Restriction Breach;

(B)           consult with the Master Fund and the Manager as to the steps to be taken to remedy the Trading Restriction Breach; and

(C)           take such action as deemed necessary to remedy the Trading Restriction Breach, including, but not limited to, acquiring or disposing of, as the case may be, Instruments in the Account which resulted in the Trading Restriction Breach, or would result in any Trading Restrictions being further exceeded or breached, at the date of acquisition or disposal.

5.5                              The Master Fund or the Manager on behalf of the Master Fund shall be responsible for the selection and appointment of all counterparties in respect of the Master Fund including but not limited to the Master Fund’s Clearing Broker, Administrator and custodian, as applicable, except that the Trading Advisor is authorized to select Executing Brokers on behalf of the Master Fund as provided in Clause 6.

5.6                              The Trading Advisor is authorised to give the Clearing Broker any instructions on behalf of the Master Fund which may be necessary or desirable for the proper performance of the Trading Advisor’s duties under this Agreement and the Master Fund and Manager agree to confirm such authority to the Clearing Broker.

5.7                              The Trading Advisor shall provide the Master Fund and the Administrator (or another agent as may be designated by the Master Fund or the Manager), with a daily trade file listing the trades executed by the Trading Advisor on behalf of the Account by no later than 11:00 p.m. (London time) of each Business Day.  The Master Fund and the Manager agree that the Master Fund’s counterparties shall be responsible for all other record keeping and reporting in respect of the Account and the Master Fund.  For the avoidance of doubt, the Master Fund and the Manager agree that the Manager shall be solely responsible for maintaining the official books and records of the Account; and that the Trading Advisor shall be required to maintain only internal trading records in respect of the Accounts sufficient to provide the Master Fund with a daily trade file as described in this Clause 5.7.

5.8                              The Trading Advisor acknowledges its obligation to review the trading activity and positions in the Account daily and within two (2) Business Days to notify, in writing, the Master Fund and the Manager of (A) any material trading error committed by the Trading Advisor; and (B) any trade which the Trading Advisor believes was not executed in accordance with its instructions, and shall use reasonable efforts to cause the trading error or discrepancy to be corrected.  The Trading Advisor shall inform the Master Fund’s Administrator and the Manager or their designated agents of any discrepancy noted with respect to any transaction.

5.9                              The Trading Advisor shall

(A)           upon the reasonable request of the Master Fund or the Manager, permit the Master Fund or the Manager and/or their employees and agents to inspect at the premises of the Trading Advisor any books, records or other documents containing information relating to the Account that are kept at the premises of the Trading Advisor or are otherwise under its control upon reasonable notice and during normal working hours insofar as they relate to the Account (or extracts thereof relating to the Account), so as to enable the Master Fund or the Manager to adequately monitor the activities of the Trading Advisor in relation to this Agreement, provided that (i) such review shall not adversely affect other clients of the Trading Advisor or the Trading Advisor’s business; and (ii) during such review the Master Fund or the Manager shall comply with the Trading Advisor’s policies and procedures with respect to confidentiality of data; and

(B)           cause appropriate personnel to be available during normal business hours on any Business Day to respond to reasonable inquiries from the Master Fund and the Manager, or their designated agent, with respect to the Account.

5.10                       The Trading Advisor shall provide the Manager on a timely basis with the following reports that are issued to all or substantially all investors of the Winton Futures Fund Limited:

(A)            weekly performance estimate,

(B)            fortnightly VaR report (with a two week lag), and

(C)            monthly investment report.

5.11                       The Trading Advisor shall not be required to:

(A)           exercise any voting rights pertaining to the Instruments held by the Account; or

(B)           take any action or render any advice with respect to legal proceedings, including bankruptcies or class actions, involving Instruments held or previously held by the Master Fund or the issuers of those Instruments.

6.                                     Execution of orders

6.1                              The Trading Advisor will execute trades or place orders for execution on behalf of the Master Fund using the Executing Brokers.  The Master Fund and the Manager acknowledge that the Trading Advisor will have sole discretion as to which Executing Brokers to use, provided that Executing Brokers are selected in a commercially reasonable manner.

6.2                              The Master Fund and the Manager acknowledge that the Trading Advisor will use “give-up” arrangements whereby trades are given up by the Executing Brokers to the Clearing Broker for clearing and that this arrangement may result in the Master Fund paying higher roundturn commission costs.  The Trading Advisor may direct any and all trades in commodity futures and options to a futures commission merchant or independent floor broker it chooses for execution with instructions to give-up the trades to the Clearing Broker designated by the Manager, provided that all relevant parties (including the Manager) have executed the relevant give-up agreements (by either original or fax copy).  All give-up agreements shall be paid by the Master Fund.  The Master Fund and the Manager acknowledge and agree that the failure to execute a “give-up” agreement by the Master Fund may result in the Trading Advisor not establishing some positions for the Account in accordance with the Trading Strategy.

6.3                              The parties agree that when executing trades on behalf of the Master Fund or placing orders for execution by Executing Brokers, the Trading Advisor shall owe to the Master Fund a duty to take all reasonable steps to obtain the best possible result for the Master Fund, taking into account the Execution Factors that are relevant to the execution or placing of that order under the terms of the Trading Advisor’s order execution policy.

6.4                              The Trading Advisor’s order execution policy is set out in Schedule 4 to this Agreement.

6.5                              By signing this Agreement, the Master Fund and the Manager hereby expressly agree and consent to:

(A)           the Trading Advisor’s order execution policy as set out in Schedule 4; and

(B)           the execution outside of a Regulated Market or MTF of the Master Fund’s orders relating to Instruments.

6.6                              Subject to the FSA Rules, the Trading Advisor may, when executing transactions or placing orders on behalf of the Master Fund, aggregate those transactions or orders with those of one or more of the Trading Advisor’s other customers.  In the placement of orders for the Master Fund’s account and for the accounts of any other client, the Trading Advisor shall utilize a systematic, fair and reasonable order entry system, which shall, on an overall basis, be no less favourable to the Master Fund than to any other account managed by the Trading Advisor, it being understood that aggregation of orders may on some occasions operate to the disadvantage of the Master Fund.

6.7                              The Trading Advisor will use its best efforts to implement a trade allocation policy that seeks to ensure that all clients are treated fairly and equitably.  In connection with the allocation of trade orders, the Trading Advisor shall use a proprietary averaging algorithm that seeks to allocate all filled trade orders rateably based on a defined allocation procedure.  Notwithstanding the immediate preceding sentence, an aggregated trade order may be allocated on a different basis under certain circumstances depending upon factors which include, but are not limited to, available cash, liquidity requirements, risk parameters, legal and/or regulatory reasons and to avoid odd lots.  The Master Fund and the Manager acknowledge that while the trade allocation algorithm may have been designed to not systematically advantage one client over another, due to the volume of orders being placed and fills received, it is possible that for some trades, one client may be inadvertently advantaged over another client during order placement and/or fill, and that no assurance can be given that all such events can be eliminated in full.

7.                                     Representations, Warranties and Confirmations of the Master Fund and the Manager

7.1                              Each of the Master Fund and the Manager represents and warrants to the Trading Advisor that:

(A)           It is a validly existing, duly empowered and authorised to execute, deliver and perform this Agreement and to give effect to the transactions contemplated hereby;

(B)           this Agreement is binding upon it and enforceable in accordance with its terms except insofar as enforcement may be limited by bankruptcy, insolvency or other laws relating to or affecting enforcement of creditors’ rights or general principles of equity;

(C)           there are no pending, threatened, or contemplated, actions, suits, proceedings, or investigations before or by any court, governmental, administrative, or self-regulatory body,  or exchange to which it or any of its directors, officers or principals is a party or to which it or any of its assets are subject, nor has it received any notice of an investigation, inquiry, or dispute by any court, governmental, administrative, or self-regulatory body, or exchange regarding any of its activities which in its opinion, acting reasonably and in good faith, might reasonably be expected to result in a material adverse change in its condition (financial or otherwise), business, or prospects or which might reasonably be expected to materially impair its ability to discharge its obligations under this Agreement;

(D)           it has all governmental, regulatory, self-regulatory, and exchange licenses, registrations, memberships, and approvals required to perform its obligations under this letter agreement and approvals that may be required by the applicable jurisdiction in which it operates, and it will obtain and maintain any required licenses, registrations, memberships, and approvals during the term of this Agreement;

(E)            in connection with the execution and performance of this Agreement, each has complied with and will continue to comply with all laws, rules and regulations or court and governmental orders by which it is bound or to which they are subject in connection with the execution and performance of this Agreement;

(F)             all of the information and documentation provided to the Trading Advisor in connection with this Agreement is complete, accurate and not misleading in any material respect and it will notify the Trading Advisor forthwith if there is any material change in such information;

(G)           neither the Master Fund nor investors in the Feeder Funds will have the ability to subscribe or redeem interests more frequently than monthly except in exceptionally circumstances and upon not less than two business days’ notice;

(H)          the Manager is registered with the CFTC as a commodity pool operator in respect of the Master Fund and Feeder Fund and is also a member of NFA, proof of which will be provided at the Start Date and annually thereafter;

(I)               the assets of the Master Fund are not “benefit plan” assets (as defined in Section 3(42) of the Employee Retirement Income Security Act of 1974, as amended);

(J)               if, at any time during the term of this Agreement, it discovers any fact or omission, or any event or change of circumstances has occurred, which would make any of its representations and warranties herein inaccurate or incomplete in any material respect, it will provide immediate written notification to the Trading Advisor of such fact, omission, event, or change of circumstance, and the facts related thereto; and

(K)          the representations and warranties made and consents granted herein shall continue to be true at all times throughout the term of this Agreement and shall survive any termination of this Agreement and withdrawals from the Account.

7.2                              There are risks inherent in the Instruments.  A description of some material risks is set out in the Disclosure Document, a copy of which is attached hereto as Schedule 8.  By executing this Agreement the Master Fund and the Manager confirm that their Authorised Officers have received, read, understood and carefully considered the description of material risks.  Furthermore, by executing this Agreement the Master Fund and the Manager also confirm that their Authorised Officers have received and read the Trading Advisor’s current Form ADV, and Privacy Policy, more than 48 hours prior to entering into this Agreement, a copy of which is attached hereto as Schedule 9.

8.                                     Representations, Warranties and Notices of the Trading Advisor

8.1                              The Trading Advisor represents and warrants to the Manager that:

(A)           it is validly existing, duly empowered and authorised to execute, deliver and perform this Agreement and to give effect to the transactions contemplated hereby;

(B)           this Agreement is binding upon it and enforceable in accordance with its terms except insofar as enforcement may be limited by bankruptcy, insolvency or other laws relating to or affecting enforcement of creditors’ rights or general principles of equity;

(C)           it has complied with and will continue to comply with all laws, rules and regulations or court and governmental orders by which it is bound or to which it is subject in connection with the execution and performance of this Agreement;

(D)           all references to the Trading Advisor and its principals in the Disclosure Document are accurate in all material respects and as to them the Disclosure Document does not contain any untrue statement of a material fact or omit to state a material fact which is necessary to make the statements therein not misleading;

(E)            there are no pending, threatened, or contemplated, actions, suits, proceedings, or investigations before or by any court, governmental, administrative, or self-regulatory body,  or exchange to which it or any of its directors, officers or principals is a party or to which it or any of its assets are subject, nor has it received any notice of an investigation, inquiry, or dispute by any court, governmental, administrative, or self-regulatory body, or exchange regarding any of its activities which in the opinion of the Trading Advisor, acting reasonably and in good faith, might reasonably be expected to result in a material adverse change in its condition (financial or otherwise), business, or prospects or which might reasonably be expected to materially impair its ability to discharge its obligations under this Agreement;

(F)             it has all governmental, regulatory, self-regulatory, and exchange licenses, registrations, memberships, and approvals required to perform its obligations under this letter agreement, including, authorisation and registration with the FSA and SEC, registration under the CE Act as a commodity trading advisor and membership in the NFA in such capacity, and any other licenses, registrations, memberships, and approvals that may be required by the applicable jurisdiction in which it operates, and it will obtain and maintain any required licenses, registrations, memberships, and approvals during the term of this Agreement;

(G)           it will manage the Account pursuant to the Trading Strategy and subject to the Trading Restrictions it will discharge its duties with respect to the Account (i) with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of like character and with like aims, and (ii) in accordance with the provisions of this Agreement and all applicable laws and regulations;

(H)          the Disclosure Document and Form ADV are accurate in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact which is necessary to make the statements therein not misleading;

(I)               if, at any time during the term of this Agreement, it discovers any fact or omission, or any event or change of circumstances has occurred, which would make any of its representations and warranties herein inaccurate or incomplete in any material respect, it will provide immediate written notification to the Master Fund and the Manager of such fact, omission, event, or change of circumstance, and the facts related thereto unless such disclosure is prohibited by law or regulation; and

(J)               the representations and warranties made and consents granted herein shall continue to be true at all times throughout the term of this Agreement and shall survive any termination of this Agreement and withdrawals from the Account.

8.2                              The Trading Advisor shall provide prompt written notice to the Fund upon becoming aware of the occurrence of any of the following events:

(A)           Any material adverse change in the financial condition of the Trading Advisor, which in the opinion of the Trading Advisor might reasonably be expected to materially impair its ability to discharge its obligations under this Agreement (the “Change of Financial Condition Event”);

(B)           If any of Messrs David W. Harding or Matthew D. Beddall (each, a “Key Person”):  (i) ceases to commit the time and attention necessary to perform his respective duties to the Trading Advisor in respect of its obligations to the Master Fund; (ii) dies; or (iii) has given notice to resign from his employment with the Trading Advisor or his directorship of the Trading Advisor (the “Key Person Event”);

(C)           If any Key Person files for bankruptcy protection or any petition is filed or proceeding initiated against such Key Person under any bankruptcy or insolvency law.

(D)           If there is an occurrence of any material change of control with respect to the Trading Advisor other than internal re-organization or amalgamation (the “Change of Control Event”); or

(E)            With respect to the Trading Advisor, the commencement of any voluntary or involuntary proceeding (that is not dismissed within 60 days of commencement in the case of an involuntary proceeding) seeking liquidation, winding up, reorganization or other similar relief, the appointment of a receiver, trustee, custodian, or similar official, any general assignment for the benefit of creditors or any action taken for the purpose of effecting any of the foregoing.

9.                                     Restrictions and Requirements

9.1                              In carrying out its duties hereunder, the Trading Advisor shall comply with all reasonably made instructions of the Master Fund and the Manager in connection therewith to the extent that such instructions are not inconsistent with the FSA Rules or applicable law.  Such instructions may be given by a letter or e-mail as signed (or sent) by an Authorised Officer or by telephone provided that telephone instructions shall be confirmed in writing by an Authorised Officer.  The Trading Advisor shall acknowledge receipt of instructions of the Master Fund or the Manager, within two (2) Business Days of receipt thereof.

10.                              Fees and Expenses

10.1                       The Master Fund shall or shall procure the Feeder Fund to pay the Trading Advisor by way of remuneration for its services hereunder a management fee and an incentive fee calculated and payable in accordance with Schedule 6.

11.                              Limitation of Liability and Indemnity

11.1                       The Trading Advisor does not provide any representation or warranty as to the performance or profitability of the Master Fund, the Feeder Fund or the Account or the success of any trading strategy recommended or used by the Trading Advisor.  The Master Fund and the Manager acknowledge this.  Any objectives specified in the Disclosure Document are intended as targets only and not as an assurance or guarantee of performance of the Master Fund, the Feeder Fund or the Account.

11.2                       The Master Fund and the Manager acknowledge that the actual performance of the Master Fund, Feeder Fund and the Account may be materially different from the performance of the other funds or accounts traded in accordance with the Winton Diversified Trading Program, including, but not limited to, Winton Futures Fund Limited.  There are a number of reasons for this, including but not limited to, differences in the amount invested or Trading Level, meeting any minimum order size requirements, any client-imposed investment restrictions or guidelines, timing of investments and redemptions or changes in Trading Level, fees and expenses associated with the funds and accounts, the trading of different asset classes and the use of different trading systems.

11.3                       The Manager and the Master Fund may, from time to time, in their absolute discretion, select additional trading advisors and reapportion funds among such other trading advisors for the Master Fund as they deem appropriate.  The Manager shall use its best efforts to make reapportionments, if any, as of the first day of a month.

11.4                       The Trading Advisor will not be liable for trading losses in the Master Fund’s account including losses caused by errors; provided, however, that, subject to Clause 11.10, the Trading Advisor will be liable to the Master Fund with respect to losses incurred due to errors committed or caused by it or any of its principals or employees in communicating improper trading instructions or orders to any broker on behalf of the Master Fund.

11.5                       The Trading Advisor will not be liable for any loss to the Master Fund or the Manager howsoever arising except to the extent that such loss is due to the gross negligence, wilful default, fraud, bad faith or breach of a material term of this Agreement of the Trading Advisor or any of its principals, directors, officers or employees (collectively, the “Trading Advisor Indemnified Persons”).

11.6                       The Master Fund shall, subject to Clause 11.8 below, indemnify and hold harmless the Trading Advisor Indemnified Persons from and against any and all liabilities, obligations, losses, damages, suits and all reasonable expenses (“Liabilities”) which may be asserted against or incurred by such persons based on any act or omission of the Master Fund or the Manager relating to the terms of this Agreement except for those Liabilities resulting from gross negligence, wilful default, fraud or material breach of the provisions of this Agreement on its or their part.  For the avoidance of doubt, the failure of the Master Fund to provide the Liquidation Event Notice required under Clause 4.6 shall be considered a material breach of this Agreement which cannot be cured.

11.7                       The Manager shall, subject to Clause 11.8 below, indemnify and hold harmless the Trading Advisor Indemnified Persons from and against any and all Liabilities which may be asserted against or incurred by such persons based on any act or omission relating to the terms of this Agreement except for those Liabilities resulting from gross negligence, wilful default, or fraud or material breach of the provisions of this Agreement on its or their part.  For the avoidance of doubt, the failure of the Manager to provide the Liquidation Event Notice required under Clause 4.6 shall be considered a material breach of this Agreement which cannot be cured.

11.8                         Unless ordered by a court or administrative forum, any indemnification under Clause 11.6 shall be made by the Master Fund and any indemnification under Clause 11.7, shall be made by the Manager, respectively, only upon a determination by independent legal counsel in a written opinion that such indemnification is proper in the circumstances because the Trading Advisor Indemnified Party has met the applicable standard of conduct set forth in Clause 11.6 or11.7.  Such independent legal counsel shall be selected by the Master Fund in a timely manner, subject to the Trading Advisor’s approval, which approval shall not be unreasonably withheld.  The Trading Advisor will be deemed to have approved the Master Fund’s selection unless the Trading Advisor notifies the Master Fund in writing, received by Master Fund within five days of the Master Fund’s providing the Trading Advisor of the notice of the Master Fund’s selection, that the Trading Advisor does not approve the selection.

11.9                        In the event the Trading Advisor or any Trading Advisor Indemnified Party is made a party to any claim, dispute or litigation or otherwise incurs any Liabilities as a result of, or in connection with, the Master Fund’s or the Manager’s activities or claimed activities unrelated to the Trading Advisor, the Master Fund and the Manager shall indemnify, defend and hold harmless the Trading Advisor against any Liabilities actually and reasonably incurred by it in connection therewith.

11.10                 The Trading Advisor shall, subject to Clause 11.11 below, indemnify and hold harmless the Master Fund and the Manager and their respective principals, directors, officers, employees and affiliates (collectively, the “Master Fund Indemnified Persons”) against any Liabilities as a result of any act or omission of the Trading Advisor relating to the Master Fund if there has been a final judicial or regulatory determination or, in the event of a settlement of any action or proceeding with the prior written consent of the Trading Advisor, a written opinion of independent legal counsel in accordance with Clause 11.11, to the effect that such acts or omissions involved gross negligence, wilful default, or fraud or a breach of a material term of this Agreement.

11.11                 Unless ordered by a court or administrative forum, any indemnification under Clause 11.10, shall be made by the Trading Advisor only upon a determination by independent legal counsel in a written opinion that such indemnification is proper in the circumstances because the acts or omission of the Trading Advisor have met the applicable standard of conduct set forth in Clause 11.10 above.  Such independent legal counsel shall be selected by the Trading Advisor in a timely manner, subject to the Master Fund’s and the Manager’s approval, which approval shall not be unreasonably withheld.  The Master Fund and the Manager will be deemed to have approved the Trading Advisor’s selection unless the Master Fund or the Manager notifies the Trading Advisor in writing, received by the Trading Advisor within five days of the Trading Advisor’s providing the Master Fund and the Manager of the notice of the Trading Advisor’s selection, that the Master Fund or the Manager does not approve the selection.

11.12                 In the event the Master Fund, the Manager or any UBS Indemnified Person is made a party to any claim, dispute or litigation or otherwise incurs any Liabilities as a result of, or in connection with, the Trading Advisor’s activities or claimed activities unrelated to the Master Fund’s business, the Trading Advisor shall indemnify, defend and hold harmless the Master Fund, the Manager or such UBS Indemnified Person, as applicable, against any Liabilities actually and reasonably incurred by it in connection therewith.

11.13                Nothing in this Agreement shall exclude or restrict any duty or liability to the Master Fund which the Trading Advisor may have under the Regulatory System.

12.                              Termination

12.1                       This Agreement shall continue and remain in force unless and until June 30, 2013 or when terminated by either party by giving the other party not less than thirty (30) days’ written notice PROVIDED THAT either party (the “Notifying Party”) may terminate this Agreement forthwith by notice in writing to the other party, if the other party shall:

(A)           commit any material breach of its obligations under this Agreement and, if such breach is capable of being corrected, shall fail to correct such breach within seven (7) days of receipt of written notice from the Notifying Party requiring it so to do; or

(B)           be liquidated or dissolved (except a voluntary liquidation or a voluntary dissolution for the purposes of reconstruction or amalgamation upon terms previously approved in writing by the Notifying Party) or be unable to pay its debts as they fall due or commit any act of bankruptcy under the laws of any jurisdiction to which that party may be subject or if a receiver is appointed over any of its assets.

For the avoidance of doubt, the failure of the Master Fund and the Manager to provide the Liquidation Event Notice required under Clause 4.6 shall be considered a material breach of this Agreement by the Master Fund and Manager which cannot be cured under this Clause12.1(A).

12.2                        Notwithstanding the provisions of Clause12.1, the Master Fund shall be entitled to immediately terminate the Trading Advisor’s appointment hereunder at any time by giving written notice to the Trading Advisor:

(A)           upon the occurrence of a Change of Control Event, Change of Financial Condition Event or Key Person Event; or

(B)           if the Master Fund, acting reasonably and in good faith, determines that the Trading Advisor unreasonably withholds its consent with respect to the Liquidation Event Notice under Clause 4.6.

12.3                        Notwithstanding the provisions of this Clause 12, the Master Fund and the Manager may rescind the Trading Advisor’s delegated authority to trade and manage the Account at any time by providing prior written notice to the Trading Advisor, and may take such action as it deems necessary to limit or restrict the Trading Advisor’s trading activity in respect of the Account including without limitation notifying the Clearing Broker of such limitation or restriction.  The Master Fund and Manager acknowledge and agree that any such rescission under this Clause 12.3 shall immediately terminate the appointment of the Trading Advisor under this Agreement, and that the Trading Advisor is not responsible for any losses or any other liabilities incurred as a result of any such rescission, limitation or restriction of the Trading Advisor’s delegated authority.

12.4                       Notwithstanding the provisions of Clause 12.1, this Agreement shall terminate automatically if the Trading Advisor ceases to be authorised by the FSA or ceases to be registered as a commodity trading advisor with the CFTC or hold membership in the NFA, or if the Manager ceases to be registered with the CFTC or hold membership in the NFA.

12.5                       On termination of this Agreement, the Trading Advisor shall be entitled to receive all fees and other monies accrued and due up to the date of such termination but shall not be entitled to compensation in respect of such termination.

12.6                       Termination of this Agreement shall be without prejudice to the completion of transactions already initiated.  Such transactions shall be completed by the Trading Advisor in an orderly manner as soon as practicable.

12.7                        Upon termination of this agreement and if the Manager so requests, the Trading Advisor shall effect an orderly liquidation of the positions in the Account, provided however that if the Manager informs the Trading Advisor that the Manager will liquidate the Master Fund’s positions, the Trading Advisor shall have no further responsibility or liability for the Master Fund’s positions.

12.8                        Upon termination in accordance with this Clause 12 the rights and obligations of the parties under this Agreement shall terminate and be of no future effect, PROVIDED THAT Clauses 11, 19, 20, 21, 22, 26, 28, 32, 33 and 34 shall remain in full force and effect.

13.                              Conflicts of Interest

13.1                       The services of the Trading Advisor hereunder are not to be deemed exclusive. The Master Fund and the Manager acknowledge that the Trading Advisor and its directors, officers, employees and Associates may from time to time act as trading advisor, manager, investment advisor or dealer in relation to, or be otherwise involved with, the investment funds or single managed accounts of other customers which have a similar objective to that of the Master Fund or the Manager.  It is therefore possible that any of them may, in the course of business, have potential conflicts of interest with the Master Fund and the Manager.  Each will, at all times, have regard in such event to its obligations to the Master Fund and the Manager.

13.2                       The Trading Advisor has a conflicts of interest policy which specifies the procedures that it follows and the measures that it has adopted in order to avoid such conflicts or to manage such conflicts in a way that ensures fair treatment for the Master Fund and the Manager.

13.3                       The Trading Advisor agrees that, in complying with regulatory and exchange-imposed speculative position limits that are applicable to it, it shall use all reasonable endeavours to treat all the funds and accounts that it advises, including the Account, fairly and equitably.

13.4                       Subject always to the FSA Rules, the Trading Advisor or any of its Associates or any person connected with the Trading Advisor may invest in, directly or indirectly, or manage or advise other investment funds or accounts which invest in assets which may also be purchased or sold by the Master Fund or the Manager.  Neither the Trading Advisor nor any of its Associates nor any person connected with it shall be under any obligation to offer investment opportunities of which any of them become aware to the Master Fund or the Manager or to account to the Master Fund or the Manager in respect of (or share with the Master Fund or the Manager or inform the Master Fund or the Manager of) any such transaction or any benefit received by any of them from any such transaction, but will allocate such opportunities on an equitable basis between the Master Fund and the Manager and its other customers.

13.5                       Subject always to the FSA Rules, the Trading Advisor will not and will procure that no Associate of the Trading Advisor will deal, as principal or agent for a third party, with the Manager or the Master Fund except where dealings are carried out as if effected on normal commercial terms negotiated on an arm’s length basis and PROVIDED ALSO THAT:

(A)           the Trading Advisor and any Associate may buy, hold and deal in any Instruments upon its individual account notwithstanding that similar Instruments may be held by the Master Fund and the Manager; and

(B)           nothing herein contained shall prevent the Trading Advisor or any Associate from contracting or entering into any financial or other transaction with any director, officer, employee or member of the Master Fund or the Manager or with any company or body any of whose shares or securities are held by or for the account of the Master Fund or the Manager or from being interested in any such contract or transaction.

13.6                       The Trading Advisor represents, warrants and agrees that it will not knowingly or deliberately use trading strategies or methods for the Master Fund that are inferior to strategies or methods employed for any other client or account and that it will not knowingly or deliberately favour any client or account managed by it over any other client or account in any manner, it being acknowledged, however, that different trading strategies or methods may be utilized for differing sizes of accounts, accounts with different trading policies, accounts experiencing differing inflows or outflows of equity, accounts which commence trading at different times, accounts which have different portfolios or different fiscal years, accounts utilizing different executing brokers and accounts with other differences, and that such differences may cause divergent trading results.

14.                              Complaints

14.1                       The Trading Advisor has in operation a written procedure in accordance with the FSA Rules for the effective consideration and proper handling of complaints from customers

14.2                       Any complaints should be referred to the Compliance Officer of the Trading Advisor.

14.3                        The Master Fund, as a Professional Client has no right of complaint to the Financial Ombudsman Service in respect of any act or omission of the Trading Advisor which is or is alleged to be in breach of the FSA Rules.

15.                               Compensation

15.1                       FSA-regulated business conducted by the Trading Advisor pursuant to this Agreement is covered by the Financial Services Compensation Scheme to the extent that the Master Fund is an “eligible claimant” (as defined in the FSA Rules).  The Financial Services Compensation Scheme compensates eligible claimants for losses suffered as a result of the inability of an FSA-regulated firm to pay monies due, or satisfy obligations owed, to them (typically as a result of the firm’s insolvency).  Most types of designated investment business are covered for 100% of the first £30,000 owed and 90% of the next £20,000 owed, so the maximum compensation is £48,000 per eligible claimant.

15.2                       The Master Fund may be an eligible claimant (as defined by the FSA Rules) in relation to compensation.  Accordingly, depending on the specific circumstances of each case the Manager may have a right to make a claim for compensation under the Financial Services Compensation Scheme in respect of an inability of the Trading Advisor to satisfy a claim made against it by the Manager.

16.                              Soft Dollar Commissions

16.1                       The Trading Advisor will not enter into any soft dollar commission agreements with any Broker.

17.                              Fund Materials; Use of Name

17.1                       The Master Fund and the Manager may in marketing, sales material and offering memorandum relating to the Master Fund and/or the Feeder Fund, client communications and reports to investors in the Feeder Fund and documents required to be submitted to a regulator for the purposes of obtaining an authorisation in respect of the Master Fund and/or the Feeder Fund (collectively, the “Fund Materials”):

(A)           cite the Trading Advisor’s name and its role as trading advisor to the Master Fund;

(B)           describe the terms of this Agreement;

(C)           describe the Trading Strategy; and

(D)           describe any other information contained in the Disclosure Document

PROVIDED THAT any Fund Materials contain the disclaimer set out in Schedule 6.

17.2                       Except as expressly permitted in Clause 17.1, the Master Fund, the Feeder Fund and the Manager shall have no right to use the name, trade marks or logos of the Trading Advisor under any circumstances.

17.3                       Notwithstanding anything to the contrary in Clause 17.1, the parties hereto agree and acknowledge that:

(A)           the Trading Advisor does not approve or otherwise endorse or make any representations regarding any Fund Materials;

(B)            the Trading Advisor does not take any responsibility for the accuracy or completeness of the contents of any Fund Materials and disclaims any liability for any direct, indirect, consequential or other losses or damages, including loss of profits, incurred by the Master Fund, the Manager or by any third party that may arise from any reliance on any Fund Materials, inclusive of the Feeder Fund.  This clause does not apply in respect of any information provided to the Master Fund and the Manager by the Trading Advisor pursuant to a request by the Master Fund or the Manager and produced by such party in an unaltered form in any Fund Materials, subject to NFA comments; and

(C)            the Trading Advisor is neither responsible for nor involved in the marketing, distribution or sales of the Master Fund and/or the Feeder Fund nor for compliance with any marketing or promotion laws, rules, or regulations; and no third party, inclusive of the Master Fund and the Manager, is authorised to make any statement about any of the Trading Advisor’s respective products or services in connection with any such marketing or sales.

17.4                       The Trading Advisor agrees and acknowledges that it shall provide the Master Fund and the Manager on a timely basis with all updates and supplements to the Disclosure Document as filed with the NFA from time to time.

17.5                       Use of WNT in the name of the Master Fund:

(A)            The Trading Advisor hereby consents to the non-exclusive use by the Master Fund of (i) the name “WNT”, with respect to the Master Fund and (ii) the name “WNT” in any documentation regarding the Master Fund, only so long as the Trading Advisor serves as a trading advisor to the Master Fund

(B)            Upon termination of this Agreement, the Master Fund and the Manager, at their expense, as promptly as practicable: (i) shall take all necessary action to cause the Fund Materials and organizational documents of the Master Fund to be amended in order to eliminate any reference to “WNT” (except to the extent required by applicable law, rule or regulation); and (ii) shall cease to use in any other manner, including, but not limited to, use in any Fund Materials, the name “WNT” or any name, mark or logo type derived from it or similar to it (except to the extent required by applicable law, rule or regulation).

18.                              No Licence

18.1                       The Master Fund and the Manager each acknowledge that:

(A)           no provision of this Agreement grants them any rights, except as contained herein, in any intellectual property belonging to or developed by the Trading Advisor; and

(B)           this Agreement does not constitute a licence in respect of any such intellectual property.

19.                              Confidentiality

19.1                       The parties agree to be bound by the terms of Schedule 2 of this Agreement regarding confidential information.

20.                              Account Data

20.1                       Nothwithstanding anything to the contrary in Clause 19, the Master Fund and the Manager agrees to be bound by the terms of Schedule 3 of this Agreement regarding the use of Account Data (as defined in Schedule 3).

21.                              Non-Solicitation

21.1                       The Master Fund and the Manager acknowledge and agree that the Trading Advisor is the sole sponsor of Winton Futures Fund Limited and that the names and identities of the investors in the Winton Futures Fund Limited are highly sensitive to and proprietary data of the Trading Advisor (the “WFF Investors”).  To the extent that the Master Fund and the Manager become aware of the names or identities of WFF Investors through any source, public or otherwise (“WFF Investor Information”), the Master Fund and the Manager agree

(A)           to keep the WFF Investor Information confidential and restrict access to the WFF Investor Information to employees of the Master Fund and the Manager who need to know such WFF Investor Information except as required by applicable law, regulation or legal process;

(B)           not to disclose the WFF Investor Information except as otherwise required by applicable law, regulation or legal process; and

(C)           not to intentionally use the WFF Investor Information specifically for the purpose of marketing interests in the Master Fund, the Feeder Fund or another pooled investment vehicle substantially similar to the Master Fund that is sponsored by the Manager (or an affiliate of the Manager) (an “Other Fund”) without the prior written consent of the Trading Advisor, PROVIDED THAT the foregoing restriction shall not apply to any WFF Investor that:

(1)              initiates contact with the Manager (without any encouragement or solicitation by the Manager);

(2)              responds to a general marketing solicitation, investment advertisement, or investment presentation from a capital introduction event (without any encouragement or solicitation by the Manager); or

(3)              has a pre-existing or prior relationship with the Manager, including, for the avoidance of doubt, a WFF Investor that has been previously approached by the Manager regarding the Master Fund or the Other Fund.

22.                              Notices

22.1                       A notice or any other communication required under this Agreement will only be effective if it is in writing and if it is sent by prepaid post or courier or by email to the address of each party set out in this Clause 22 or to such other address as a party notifies to the other parties in writing from time to time.  All notices and communications shall be effective upon actual receipt.

To the Trading Advisor:

Winton Capital Management Limited
1-5 St Mary Abbots Place
London W8 6LS
United Kingdom
Attention: Legal Department
Email: legal@wintoncapital.com

To the Master Fund:

Sydling WNT Master Fund LLC
1285 Avenue of the Americas, 13th Floor
New York, New York 10019
Attention: Daryl Dewbrey
Email: daryl.dewbrey@ubs.com

To the Manager:

Sydling Futures Management LLC
1285 Avenue of the Americas, 13th Floor
New York, New York 10019
Attention: Daryl Dewbrey
Email: daryl.dewbrey@ubs.com

23.                               Consent to Electronic Delivery of Regulatory Documents

23.1                       The Master Fund and the Manager hereby consent to the electronic delivery of the Disclosure Document and Form ADV as provided for in the attached Schedule 7 — Notice of Electronic Delivery of Regulatory Documents (“Electronic Delivery”).  The Master Fund and the Manager acknowledge and agree that the Master Fund and the Manager and/or their representative(s) will receive the documents via email at the address provided to the Trading Advisor by the Master Fund and the Manager.

23.2                       By signing this Agreement, the Master Fund and the Manager understand, acknowledge and agree to the terms and conditions set forth in the Schedule 7.

23.3                       Electronic Delivery may be revoked at any time by contacting the Trading Advisor in writing, and upon receipt of such revocation the Master Fund and the Manager will receive paper copies of the Regulatory Documents referred to in Schedule 7 from the Trading Advisor.

24.                               Assignment

24.1                       No party shall assign any of its rights or benefits under this Agreement without the prior written consent of the other parties.

25.                              Amendments

25.1                       This Agreement may only be amended by written agreement between the parties.

26.                              Reservation of Rights

26.1                       The rights, powers, privileges and remedies provided in this Agreement are cumulative and are not exclusive of any rights, powers, privileges or remedies provided by law or otherwise.

26.2                       No failure to exercise nor any delay in exercising by either party to this Agreement of any right, power, privilege or remedy under this Agreement shall impair or operate as a waiver thereof in whole or in part.

26.3                       No single or partial exercise of any right, power, privilege or remedy under this Agreement shall prevent any further or other exercise thereof or the exercise of any other right, power, privilege or remedy.

27.                              Force Majeure

27.1                       In the event of any failure, interruption or delay in the performance of the Trading Advisor of its obligations under this Agreement resulting or attributable to acts, events or circumstances not within the Trading Advisor’s control, including without limitation, acts of God, acts of war (whether or not declared), terrorism, industrial disputes, acts or regulations of any governmental or supranational bodies or any investment exchange or clearing house and authorities or failure or malfunction of any telecommunication or computer service, the Trading Advisor shall not be in breach of this Agreement nor liable or have any responsibility for any loss or damage thereby incurred or suffered by the Master Fund or the Manager.

28.                               Whole Agreement

28.1                       This Agreement, together with any documents referred to in it, constitutes the whole agreement between the parties relating to its subject matter and supersedes and extinguishes any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature, whether in writing or oral, relating to such subject matter.

29.                               Severability

29.1                       If any provision of this Agreement shall be held to be illegal, void, invalid or unenforceable under the laws of any jurisdiction, such provision shall be deemed to be deleted from this Agreement as if it had not originally been contained in this Agreement and the legality, validity and enforceability of the remainder of this Agreement in that jurisdiction shall not be affected, and the legality, validity and enforceability of the whole of this Agreement in any other jurisdiction shall not be affected.  Notwithstanding the foregoing in the event of such deletion the parties shall negotiate in good faith in order to agree the terms of a mutually acceptable and satisfactory alternative provision in place of the provision so deleted.

30.                              Counterparts and Electronic Signatures

30.1                       This Agreement may be executed in any number of counterparts, which shall together constitute one Agreement.  This Agreement may be executed using electronic signatures, and that each signature will be legally binding to the same extent as a written signature.  The parties waive any legal requirement that this Agreement be embodied, stored or reproduced in tangible media, and agree that an electronic reproduction will be given the same legal force and effect as a signed writing.

31.                              No Partnership

31.1                       Nothing in this Agreement shall constitute or be deemed to constitute a partnership, joint venture or similar relationship between the parties and/or any other person nor, except as expressly provided in Clause 5, shall it constitute, or be deemed to constitute, either party the agent of the other party for any purpose.

32.                              Contracts (Rights of Third Parties) Act 1999

32.1                       Except as expressly set out in this Agreement, no person who is not a party to this Agreement shall have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

33.                              Governing Law

33.1                       This Agreement and any non-contractual obligations arising from or connected with it shall be governed by English law and this Agreement shall be construed in accordance with English law.

34.                              Jurisdiction

34.1                       In relation to any legal action or proceedings arising out of or in connection with this Agreement (whether arising out of or in connection with contractual or non-contractual obligations) (“Proceedings”), each of the parties irrevocably submits to the exclusive jurisdiction of the English courts and waives any objection to Proceedings in such courts on the grounds of venue or on the grounds that Proceedings have been brought in an inappropriate forum.

IN WITNESS whereof the parties hereto have caused this Agreement to be signed as of the day and year first above written.

SIGNED BY

/s/Rajeev Patel
Rajeev Patel
for and on behalf of
WINTON CAPITAL
MANAGEMENT LIMITED

SIGNED BY	SIGNED BY

/s/ Jerry Pascucci	/s/ Jerry Pascucci
Jerry Pascucci	Jerry Pascucci
President and Director	President and Director
Sydling Futures Management LLC	Sydling Futures Management LLC
For and on behalf of	For and on behalf of
Sydling Futures Management LLC	Sydling Futures Management LLC

SCHEDULE 1: TRADING STRATEGY AND TRADING RESTRICTIONS

1.                                     Trading Strategy

The Trading Strategy of the Account is the Winton Diversified Trading Program (“Diversified Program”) as described in the Disclosure Document as in effect on the date hereof, except that:

(a)                       The Account shall only trade:

(i)                           exchange-traded futures forwards and options,

(ii)                        over-the-counter forward foreign exchange contracts, and.

(iii)                     spot foreign exchange contracts;

(b)                       The Account shall not trade cash equities, contracts for differences on cash equities and fully funded equity swaps on cash equities;

(c)                        The Account shall not engage in any high frequency trading, as described in the Disclosure Document; and

(d)                       The Account shall comply with the Trading Restrictions set forth in Section 2 of this Schedule (as outlined below).

In the event the Trading Advisor wishes to use a trading program other than or in addition to the Diversified Program as described in the Disclosure Document in connection with its trading for the Account, either in whole or in part, it may not do so unless the Trading Advisor gives the Master Fund and the Manager prior written notice of its intention to utilize such different trading program and such parties consents thereto in writing.  In addition, the Trading Advisor will provide to the Master Fund and the Manager thirty (30) days’ prior written notice of any change in the trading program to be utilized for the Account which the Trading Advisor deems material.

2.                                     Trading Restrictions.

The Account shall not hold or trade in any

(a)                       Instrument on, during or after the First Notice Date or the Last Trading Date, whichever comes first;

(b)                       direct investments in real estate/property;

(c)                        participations (whether through equity, debt or otherwise) in real estate companies other than exchange-traded real estate investments funds;

(d)                       hedge fund, collective investment vehicle, pooled investment or special trading vehicle sponsored or issued by the Trading Advisor; and

(e)                        hedge fund, collective investment vehicle, pooled investment or special trading vehicle other than exchange traded funds.

SCHEDULE 2: CONFIDENTIAL INFORMATION

1.              In connection with this Agreement and the activities contemplated hereunder (the “Activities”), any information provided by the Manager and the Trading Advisor (each a “Party” and collectively the “Parties”) to one another shall be considered non-public, confidential or proprietary information (the “Confidential Information”) unless it falls within one of the exceptions set forth in paragraph 4 below.

2.              Except as otherwise expressly provided herein, no Party shall disclose to any other person (a) the fact that the Manager has entered into this or similar Agreements, (b) any Confidential Information related to another Party and provided by such Party or its agents or (c) disclose to any person the fact that the Confidential Information has been made available, that discussions are taking place between the Parties concerning the Activities or any of the terms of this Agreement.

3.              Notwithstanding the foregoing, a Party may disclose the Confidential Information: (a) only to its directors, officers, employees, agents, lawyers, accountants and other third party service providers (collectively “Representatives”) who have a specific need to know the Confidential Information for purposes of evaluating or conducting the Activities and have been informed of the confidential nature of the Confidential Information and agree to be bound by the terms of this Schedule as if a Party hereto, (b) as may be required by applicable law or at the request of any regulatory or supervisory authority having jurisdiction over such Party PROVIDED THAT such Party requests confidential treatment thereof to the extent permitted by law, or (c) with the other Parties’ written consent.

4.              The term “Confidential Information” shall not include such portions thereof which (a) are or become available to the public other than as a result of a disclosure by the other Parties or their Representatives, (b) have been made generally available to the public through the disclosure thereof in a manner which was authorised by the applicable Party; (c)  do not violate any common law or contractual rights of the applicable Party; or (d) presently are or hereafter become available to a Party on a non-confidential basis from another source which, to the best of such Party’s knowledge, is not subject to a confidentiality agreement with the other Parties.

5.              In the event that a Party or its Representatives become legally compelled to disclose any Confidential Information, such Party will, to the extent permitted by law, provide the other Parties with prompt notice so that the other Parties may seek a protective order or other appropriate remedy.  In the event that such protective order or remedy is not obtained, such Party shall disclose such Confidential Information in a manner reasonably designed to preserve its confidential nature.

6.              The Parties agree that should there be a breach of this Schedule 2, promptly upon request, to the extent reasonably possible, all copies of the Confidential Information furnished to the Party that breached this Schedule or were provided by such Party to any other persons will be promptly returned to the other Parties, and such breaching Party will certify that all reproductions, extracts and summaries thereof have been destroyed.  All obligations hereunder and all rights and remedies hereunder shall survive any return or destruction of the Confidential Information.

7.              Each Party shall indemnify the other Parties and their Representatives and keep them indemnified from and against any costs, claims, demands or proceedings (including reasonable attorneys’ fees and disbursements) arising out of any breach of this Schedule 2 by such Party or its Representatives.

8.              The Parties acknowledge that money damages and other remedies at law may be inadequate to protect against breach of this Schedule 2, and the Parties hereby agree to the granting of injunctive or other equitable relief in favour of the other Parties without proof of actual damages.

SCHEDULE 3: ACCOUNT DATA

1.              Confidentiality of Account Data

The Master Fund and the Manager acknowledges and agrees that the following data in respect of the Master Fund is highly confidential and commercially sensitive to the Trading Advisor:

(a)                                 net asset value data;

(b)                                 performance data (such as rate of return data);

(c)                                  details of trades executed by the Trading Advisor;

(d)                                 positions held by the Master Fund; and

(e)                                  any other data, which may be derived from any of the foregoing data or from which any of the foregoing data may be identifiable, including but not limited to sector level breakdowns and risk metrics data.

(collectively, “Account Data”).

Except as expressly set out in paragraphs 2, 3, 4, 5 and 6 below, with the exception of disclosures required by governing bodies, may the Account Data be disclosed, published, reported or otherwise made available to any third party, including but not limited to, investors or prospective investors in the Master Fund without the express written consent of the Trading Advisor, which consent may be withheld in the Trading Advisor’s sole discretion.

2.              Disclosure of Account Data to service providers

The Master Fund and the Manager may disclose Account Data to service providers of the Master Fund and the Manager provided that such service providers have entered into a written agreement with the Master Fund and/or the Manager:

(a)                                 to use such Account Data only for the following limited purposes in respect of the Master Fund and/or the Feeder Fund: audit, administration, brokerage, risk monitoring and the production of risk metrics data;

(b)                                 to keep such Account Data confidential; and

(c)                                  not to disclose such Account Data to any third party, including but not limited to investors or prospective investors in the Master Fund and the Feeder Fund.

For the avoidance of doubt and subject to paragraph 3(c), if the Master Fund and the Manager discloses Account Data to a service provider for the production of risk metrics data, such data may only be used by the Manager for internal risk monitoring purposes and may not be disclosed to any other third party.

3.              Disclosure of monthly Account Data via email or hard copy

The Manager may disclose to investors and prospective investors in the Master Fund and the Feeder Fund the following limited Account Data in email or hard copy form:

(a)                                 the current and historical monthly net asset value of the Master Fund and the Feeder Fund;

(b)                                the current and historical monthly rate of return of the Master Fund and The Feeder Fund; and

(c)                                  monthly sector level risk metrics data (i.e. equity indices, currencies, energies, crops, bonds, precious metals, base metals, rates, livestock) as at the end of the most recent calendar month.  For the avoidance of doubt, such risk metrics data may not be provided on a historical basis.

4.              Disclosure of daily Account Data via Secure Company Website

The Manager may disclose to investors in the Master Fund and the Feeder Fund (but not prospective investors in the Master Fund and the Feeder Fund) the following limited Account Data via a Secure Company Website (defined below):

(a)                                 the current and historical monthly net asset value of the Master Fund and the Feeder Fund;

(b)                                the current and historical monthly rate of return of the Master Fund and the Feeder Fund;

(c)                                 the daily net asset value of the Master Fund and the Feeder Fund on a Three Day Rolling Basis (defined below);

(d)                                the daily rate of return of the Master Fund and the Feeder Fund on a Three Day Rolling Basis; and

(e)                                 monthly sector level risk metrics data (i.e. equity indices, currencies, energies, crops, bonds, precious metals, base metals, rates, livestock) as at the end of the most recent calendar month.  For the avoidance of doubt, such risk metrics data may not be provided on a historical basis.

“Three Day Rolling Basis” means the rolling disclosure of daily data as at the most recent business day and the two immediately preceding business days and the removal of all previous data.

“Secure Company Website” means a Company operated website which is subject to password protected access and industry standard encryption (such as HTTP Secure).

5.              Disclosure of weekly Account Data via Secure Company Website and third party websites

The Manager may disclose the following limited Account Data via a Secure Company Website or third party financial data websites (such as Bloomberg):

(a)                                the current and historical weekly net asset value of the Master Fund and the Feeder Fund; and

(b)                                 the current and historical weekly rate of return of the Master Fund and the Feeder Fund.

6.              Disclosure of Aggregated Data

Notwithstanding the foregoing restrictions and giving all due consideration to performance reports required by CFTC rules, the Manager or its representatives may disclose Account Data that is aggregated with like data relating to other funds and/or accounts that are not advised or managed by the Trading Advisor and from which the Account Data is not separately identifiable to the Trading Advisor (“Aggregated Data”).  For the avoidance of doubt, Aggregated Data shall not include any position-level data with respect to the Company and/or the Account.  To the extent that the Trading Advisor reasonably believes that the aforementioned Account Data may not be aggregated in such a manner as to ensure that it is not separately identifiable to the Trading Advisor, the Manager shall provide copies of the reports or documents containing such Aggregated Data (“Aggregated Data Reports”) to the Trading Advisor upon request. The Manager may redact the names of other managers from the Aggregated Data Reports.  The Trading Advisor shall require the Manager to immediately remove any Account Data from the Aggregated Data Reports if it reasonably believes that such Account Data is separately identifiable to the Trading Advisor.

7.              Misuse of Account Data

The Master Fund and the Manager are responsible to ensure that under no circumstances are any Account Data used by any of its employees, officers, agents, directors, advisers, clients or investors (inclusive of the Feeder Fund):

(a)                                 to replicate or attempt to replicate the performance, risk, positions or any other elements or characteristics of the Master Fund, the Feeder Fund or the Winton Diversified Trading Program;

(b)                                 to perform any reverse engineering of any kind; or

(c)                                  to procure any commercial advantage over the Trading Advisor or to compete in any manner with the Trading Advisor, which for the avoidance of doubt, does not include the promotion and sale of the Master Fund and the Feeder Fund.

8.              Consequences of breach

A breach of any provision of this Letter Agreement will be deemed a material breach of this Agreement that is not capable of remedy, which will entitle the Trading Advisor to immediately terminate in accordance with Section 12.1(A).

9.             Calculation of Account Data

The Master Fund and the Manager shall be responsible for all calculations of Account Data.

SCHEDULE 4: THE TRADING ADVISOR’S ORDER EXECUTION POLICY

1.              Introduction

Under the EU Markets in Financial Instruments Directive (MiFID) and COBS 11.2 FSA Handbook, the Trading Advisor must take all reasonable steps to obtain the best possible result (or Best Execution) on behalf of its clients.  These rules require a firm to put in place an execution policy which sets out how it will obtain Best Execution for its clients and to provide appropriate information to its clients about its order execution policy.

This Order Execution Policy only applies to Professional Clients and Elective Professional Clients dealing in Financial Instruments where The Trading Advisor executes orders on a client’s behalf.

2.              Duty of Best Execution

The duty of Best Execution applies when executing orders on a client’s behalf.  The Trading Advisor will be executing orders on a client’s behalf where the client legitimately relies on the Trading Advisor to protect its interests in relation to the pricing or other aspects of the transaction that may be affected by how the Trading Advisor executes the order.  For example, this will be the case when the Trading Advisor executes an order by dealing as agent.

This means that the Trading Advisor will aim to provide Best Execution subject to, and taking into account, the nature of client orders, the prices available to the Trading Advisor in the market, the nature of the market in question and a reasonable assessment of the execution factors (see below).

The Trading Advisor’s intention, so far as possible, is to exercise consistent standards and operate the same processes across all markets, clients and financial instruments in which the Trading Advisor operates.

3.              Clients

The Trading Advisor will only deal on behalf of Professional Clients and Elective Professional Clients as defined in MiFID and by the FSA.

4.              Execution Factors

The Trading Advisor will exercise its own discretion in determining the factors that the Trading Advisor needs to take into account for the purpose of providing clients with the best possible result.

These execution factors in the markets in which the Trading Advisor operates will include, but are not restricted to:

i.	Size, nature and characteristic of the order;
ii.	Speed of execution;
iii.	Price and cost of execution;
iv.	Market impact;
v.	Likelihood of execution and settlement;
vi.	Execution risk;
vii.	Any other consideration relevant to the execution of the order.

Price will ordinarily merit a high relative importance in obtaining the best possible result.  However, in some circumstances the Trading Advisor may appropriately determine that other execution factors are more important than price in obtaining the best possible execution result.

The Trading Advisor will determine the relative importance of the execution factors by using its commercial judgment and experience in light of market information available and taking into account the execution criteria.

5.              Execution Criteria

The execution criteria that will be taken into account are the characteristics of:

i.	the client;
ii.	the order;
iii.	the financial instruments that are the subject of that order; and
iv.	the execution venues to which that order can be directed.

6.              Execution Venues

In meeting its obligation to take all reasonable steps to obtain on a consistent basis the best possible result for the execution of client orders, the Trading Advisor may use one or more of the following venue types when executing an order on behalf of its clients:

i.	Regulated Markets;
ii.	Multilateral Trading Facilities;
iii.	Systematic Internalisers;
iv.	Non-EU entities performing similar functions

7.              Monitoring and Review

The Trading Advisor will review its order execution arrangements regularly.  The Trading Advisor will also review its MiFID order execution policy annually and whenever a material change occurs that affects its ability to continue to obtain the best possible result for its clients.

The Trading Advisor will notify clients of any material changes to its execution arrangements or its execution policy by providing clients with an updated version of this document whenever necessary.

SCHEDULE 5: MANAGEMENT AND INCENTIVE FEE CALCULATION

1.                  As compensation for the services to be rendered by the Trading Advisor pursuant to this Agreement, and for so long as this Agreement is in force and effect, the Master Fund shall or shall procure the Feeder Fund to pay a monthly management fee of 1/12th of 1.50% (1.50% annually) of the Account’s month-end Net Asset Value (as defined in paragraph 4 below) to the Trading Advisor.  In addition, the Master Fund shall or shall procure the Feeder Fund to pay a quarterly incentive fee equal to 20% of New Net Trading Profits (as defined in paragraph 2(b) below) to the Trading Advisor.  These fees shall be calculated and billed as follows:

2.                                     (a)                                 Management Fee.  The management fee, which is calculated and paid monthly, in arrears, shall be taken as a percentage of the Account’s month end Net Asset Value, plus the management and incentive fees accrued for the month just ended.  The Management Fee shall be pro-rated if the Start Date is any day other than the first Business Day of the month. The Management Fee shall be due regardless of whether any New Net Trading Profits were achieved for the month.

(b)                                 Incentive fee.  The quarterly incentive fee, which is calculated and accrued monthly and paid at the end of each Calendar Quarter (i.e., the quarters ending on March 31, June 30, September 30 and December 31), shall be taken as a percentage of New Net Trading Profits.  New Net Trading Profits shall be computed using the formula:  (1) the net of realized profit and loss during the period, excluding interest income, plus (2) the change in net unrealized profit and loss on open positions during the period, minus (a) the Management Fee, all brokerage commissions, transaction fees and other fees and charges paid or accrued during the period and (b) cumulative net loss, if any, carried over from previous periods.  Cumulative net loss shall be computed by totalling all net profit in each period (quarter or month) in which there was such a profit and subtracting from it all net loss in each period (quarter or month) in which there was such a loss, provided that the full cumulative net loss shall not be carried over where the Trading Level has been reduced.  Instead a portion of the loss (calculated by dividing the amount of the reduction in Trading Level by the total under management prior to the reduction and multiplying the result by the cumulative net loss) attributable to the amount of the reduction in Trading Level shall first be subtracted from the cumulative net loss.

3.                                     If the Account does not have New Net Trading Profits in a given Calendar Quarter, no incentive fee shall be due to the Trading Advisor unless and until the Account experiences New Net Trading Profits in a subsequent Calendar Quarter.  The amount of any incentive fee paid shall not be affected by subsequent losses experienced in the Account except insofar as any cumulative net loss must be recovered before additional incentive fees shall be owed.

4.                                     The term “Net Asset Value” of the Account means the net assets in the Account (that is, total assets (including interest income, realized profits and unrealized profits on open positions) less total liabilities (including realized losses and unrealized losses on open positions and any accrued but unpaid expenses).

5.                                     If this Agreement shall be terminated on a date other than at the end of a month and Calendar Quarter, Management Fees shall be calculated as if such termination date were the end of the month and incentive fees shall be calculated as if such termination date were the end of the Calendar Quarter.  The Master Fund shall be billed for management fees and incentive fees accrued to the date of such termination and the Manager’s obligation to pay future fees shall terminate.  The Master Fund shall not be entitled to a refund of any management fees and incentive fees paid or accrued to the date of the termination of this Agreement.

6.                                     The Master Fund shall or shall procure the Administrator to send the Trading Advisor a statement for management fees and/or incentive fees that are due and owing to the Trading Advisor within five (5) Business Days of the end of each month.  Such statement shall include the confirmed net asset value of the Account.  The Master Fund shall make full payment within fifteen (15) Business Days of the Trading Advisor confirming its agreement with the statement.  If the Trading Advisor raises any objection to the statement, the Trading Advisor and the Master Fund shall use their best efforts to resolve such issue as soon as reasonably practicable and the Master Fund shall make full payment within five (5) Business Days of such resolution.

7.                                     In the event of any dispute arising as to the calculation of fees payable under paragraphs 2 or 3 of this Schedule, which cannot be resolved between the Trading Advisor and Master Fund, the same shall be referred to the auditors of the Master Fund for settlement who shall be entitled to make such further or other adjustments as may in the circumstances be appropriate and whose decision shall be regarded as the decision of an expert and shall accordingly be binding and final upon the parties.

8.                                     All fees payable under paragraphs 2 and 3 of this Schedule shall be exclusive of any value added tax payable in relation thereto which, if payable, shall be borne by the Master Fund.

9.                                     At present time the Feeder Fund is the only feeder fund in the Master Fund and accounts for 100% of the investment in the Master Fund.  If at any time during the term of the Agreement another feeder fund is to be added to the Master Fund, the Manager and the Master Fund shall notify the Trading Advisor and amend this Agreement as soon as practicable to include reference to such new feeder fund.

SCHEDULE 6: DISCLAIMER FOR FUND MATERIALS

Winton Capital Management Limited (“Winton”) does not take any responsibility for the accuracy or completeness of the contents of this document, any representations made herein, or for the performance of the Sydling WNT Master Fund LLC and the Cavendish Futures Fund LLC (the “Funds”).  Winton disclaims any liability for any direct, indirect, consequential or other losses or damages, including loss of profits, incurred by you or by any third party that may arise from any reliance on this document.  Winton is neither responsible for nor involved in the marketing, distribution or sales of the Funds nor for compliance with any marketing or promotion laws, rules, or regulations; and no third party is authorised to make any statement about any of Winton’s respective products or services in connection with any such marketing or sales.

Schedule 7:  NOTICE OF ELECTRONIC DELIVERY OF DOCUMENTS

Pursuant to the Agreement, the Master Fund and the Manager consented, until such consent is revoked or modified as provided below, to the electronic delivery of the following documents (the “Regulatory Documents”) that Trading Advisor shall deliver to the Master Fund and the Manager and/or their representative(s) electronically:

•                               Disclosure Document as filed with the NFA

•                               Form ADV as filed with the US Securities and Exchange Commission

The Master Fund and the Manager understand and agree that, after this consent has been given, Trading Advisor or its agent will email the Master Fund and the Manager and/or their representative(s) any relevant Regulatory Document.  The Master Fund and the Manager agrees that such notification will be sent by the Trading Advisor to the Master Fund’s and the Manager’s and/or their representative(s) e-mail address(es) that have been provided to the Trading Advisor by the Master Fund and the Manager in accordance with Clause of the Agreement.  The Master Fund and the Manager acknowledge, on their own behalf and on behalf of their representative(s), that access to the Internet, e-mail and the worldwide web are required for such parties to access a Regulatory Document electronically and the Master Fund and the Manager confirm that they and their representative(s) have such access and that they have the necessary technical ability and resources to access any such Regulatory Document.

The Master Fund and the Manager further understand, acknowledge and agree that:

1.                                      Certain e-mail notices or other notifications may not contain a paper Regulatory Document and that certain e-mail notices or other notifications may only contain the Trading Advisor’s web address (or a hyperlink) identifying where the Regulatory Documents to be delivered electronically are located; and

2.                                      Regulatory Documents may be distributed electronically in any of Portable Document Format (PDF), Microsoft Word, Excel or PowerPoint Format.  The Master Fund and the Manager understand that Adobe Acrobat Reader software is required to view a Document in PDF format.  The Master Fund and the Manager also understand that it may revoke or modify its consent at any time and may change its e-mail address(es) to which notices are to be delivered at any time by notifying the Trading Advisor in writing addressed to its Compliance Group by e-mail at compliance-email@wintoncapital.com.  Such change, revocation or modification must actually be received in writing by the Trading Advisor in order for it to be effective.

Furthermore, the Master Fund and the Manager acknowledge that their request of a paper copy of any Regulatory Document does not constitute revocation of this Consent.  The Master Fund and the Manager understand and agree that:

1.                                      At any time and without the giving of advance notice, the Trading Advisor may elect not to send a Regulatory Document electronically, in which case a paper copy of the Regulatory Document will be mailed to the Master Fund and the Manager;

2.                                      If a Regulatory Document intended to be sent to the Master Fund and the Manager electronically is not available electronically, a paper copy of the Regulatory Document will be mailed;

3.                                      If the Trading Advisor is unable to deliver to the Master Fund and the Manager any Regulatory Document electronically, the Trading Advisor will deliver the Regulatory Document through the mail, together with a notice indicating that the Trading Advisor was unable to deliver the Regulatory Document to the Master Fund and the Manager using the e-mail address provided to it and will provide the Master Fund and the Manager with an opportunity to provide the Trading Advisor with a correct e-mail address; and

4.                                      The Master Fund and the Manager may revoke or modify its consent at any time and may change its e-mail address(es) to which Regulatory Documents are to be delivered at any time by notifying the Trading Advisor’s Compliance Group by email at compliance-email@wintoncapital.com.  Such change, revocation or modification must actually be received in writing by Trading Advisor in order for it to be effective.